                                                                   EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                         ELLER INVESTMENT COMPANY, INC.

                                       AND

                      GENERAL ELECTRIC CAPITAL CORPORATION

                                 RELATING TO THE
                                CAPITAL STOCK OF

                               PMG HOLDINGS, INC.
                                       AND
                            PATRICK MEDIA GROUP, INC.

                               DATED July 14, 1995

                               TABLE OF CONTENTS


                                                                    Page

1. Definitions ...............................................        2

2. Sale of Shares; Purchase Price ............................        9

3. Representations and Warranties of Seller ..................       10
             (a)  Organization and Good Standing .............       10
             (b)  Capitalization .............................       11
             (c)  Subsidiaries ...............................       12
             (d)  Ownership of Shares and Execution of
                  Agreement ..................................       13
             (e)  Financial Statements .......................       14
             (f)  No Undisclosed Liabilities .................       15
             (g)  No Material Adverse Change;
                    No Dividends .............................       16
             (h)  Taxes ......................................       16
             (i)  Patents, Trademarks and Copyrights .........       18
             (j)  Real Property; Leases of Real Property .....       19
             (k)  Permits; Compliance with Laws ..............       21
             (l)  Insurance ..................................       21
             (m)  Material Contracts .........................       22
             (n)  Title to Properties;
                    Absence of Encumbrances ..................       24
             (o)  Restrictions ...............................       24
             (p)  Litigation; Consents .......................       25
             (q)  Environmental Matters ......................       26
             (r)  Collective Bargaining Agreements
                    and Labor ................................       27
             (s)  ERISA ......................................       28

4. Representations and Warranties of Purchaser ...............       29
             (a)  Organization and Good Standing .............       29
             (b)  Restrictions ...............................       30
             (c)  Litigation; Consents .......................       30
             (d)  Execution and Effect of Agreement ..........       31
             (e)  Investment Representation ..................       31
             (f)  Sources of Information .....................       31
             (g)  Financing ..................................       32
5. Covenants of Seller........................................       32
             (a) Access to Documents;
                   Opportunity to Ask Questions ..............       32
             (b)  Maintenance of Insurance ...................       33
             (c)  Conduct of Business ........................       33

                                                                     Page

             (d) Consents; Conditions Precedent ................      35
             (e) Hart-Scott-Rodino Filings .....................      35
             (f) Discharge of Indebtedness .....................      36
 6. Covenants of Purcher........................................      36
             (a)  Representations and Warranties ...............      36
             (b)  Consents; Conditions Precedent ...............      37
             (c)  Hart-Scott-Rodino Filings ....................      37
             (d)  Employee and Employee Plans ..................      37
             (e)  Letters of Credit ............................      37
  7.  Tax Matters ..............................................      38
             (a)  Section 338(h)(10) Election ..................      38
             (b)  Tax Indemnification ..........................      41
             (c)  Preparation of Tax Returns;
                    Payment of Taxes ...........................      42
             (d)  Cooperation with Respect to Tax Rurns.........      46
             (e)  Tax Audits ...................................      47
             (f)  Refund Claims ................................      49
             (g)  Tax Sharing Agreements .......................      50
             (h)  Transfer Taxes................................      50
             (i)  Timing of Tax Indemnity Claim ................      50

8  Conditio Precedent to Purchaser's Obligation.................      51

9  Condition Precedent to Seller's Obligation...................      53

10 Closing Date; Closing........................................      55

11 No Brokers...................................................      58

12  Survival of Representations and Warranties..................      59

13  Indemnification of and by Purchaser
    and Limitation of Liability ................................      59

14  Specific Performance........................................      66

15  Termination.................................................      66

16  Further Assurances..........................................      67

17  Confidenential Press Releases...............................      68

18  Notices ....................................................      69

19  Entire Agreement............................................      70

20  Successors..................................................      71


                                                                            Page
21.  Section Headings ...................................................     71
22.  Applicable Law .....................................................     71
23.  Expenses ...........................................................     72
24.  Severability .......................................................     72
25.  Note ...............................................................     72
26.  Counterparts .......................................................     73

                         LIST OF SCHEDULES AND EXHIBITS


Schedules

2       Additional Purchase Price

3(c)    Subsidiaries

3(h)    Tax Matters

3(i)    Patents, Trademarks and Copyrights

3(j)    Real Property and Material Leases

3(l)    insurance Policies

3(m)    Material Contracts

3(n)    Encumbrances

3(o)    Restrictions

3(p)    Litigation

3(q)    Environmental Matters

3(r)    Collective Bargaining Agreements and Labor

3(s)    ERISA

6(e)    Letters of Credit

8(g)    Consents

Exhibits

A-1     Form of Opinion of Associate General Counsel of Seller

A-2     Form of Opinion of Counsel to Seller

B       Form of Opinion of Counsel to Purchaser

                            STOCK PURCHASE AGREEMENT

         AGREEMENT made this 14th day of July, 1995, by and between Eller Investment Company, Inc. an Arizona corporation (hereinafter referred to as Purchaser"), and General Electric Capital Corporation, a New York corporation (hereinafter referred to as "Seller").

                               WI T N E S S E T H:

         WHEREAS, Seller is the owner of (i) 100 shares of Common Stock, par value $.01 per share (the "Company Shares"), of PMG Holdings, Inc. a Delaware corporation (the "Company"), which shares constitute all of the issued and outstanding shares of capital stock of the Company, and (ii) 991 shares of Common Stock, par value $1.00 per share (the "Group Shares;" the 991 Group Shares owned by Seller together with the Company Shares are collectively referred to as the "Shares") of Patrick Media Group, Inc., a Delaware corporation ("Group"), which shares together with the nine (9) Group Shares held by the Company, constitute all of the issued and outstanding shares of capital stock of Group; and WHEREAS, the Company, through Group and their respective subsidiaries are in the business of (a) owning, leasing, constructing, posting, painting and maintaining outdoor advertising displays and (b) renting and selling space on such outdoor and other out-of-home advertising displays, consisting principally of painted bulletins and poster panels of various sizes to the general public for outdoor and other out-of-home advertising purposes; and

         WHEARAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Shares, for the purchase price and upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "Affiliated Group" means any group of corporations with respect to which a Consolidated Tax Return was, or was required to have been, filed.

         "Balance Sheet" shall mean the unaudited Combined Balance Sheet of the Company, Group and their Subsidiaries as at April 30, 1995.

         "Balance Sheet Date" shall mean April 30, 1995.

         "Best Efforts" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees to any third party.

         "Business Day" shall mean any weekday on which commercial banks in New York City are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

         "Closing" has the meaning specified in Section 10(a) of this Agreement.

         "Closing Date" has the meaning specified in Section 11(a) of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning specified in the first recital of this Agreement.

         "Company Plan" has the meaning specified in Section 3(s)(i) of this Agreement.

         "Confidentiality Agreement" shall mean that certain letter agreement dated April 24, 1995 between Seller and Purchaser with respect to, among other things, the treatment of confidential information regarding the Company and Group.

         "Consolidated Tax-Return" means any Tax Return that was, or should have been, filed on a consolidated, combined or unitary basis for the purpose of any type of Tax.

         "Encumbrances" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement; provided, however, that Encumbrances shall not include any Permitted Encumbrance.

         "Environmental Laws" shall mean any federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public health or safety as presently in effect.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Financial-Statements" shall mean (1) the audited Consolidated Balance Sheets of the Company and its Subsidiaries as at December 31, 1993 and 1994 and the related audited Consolidated Statements of Earnings and Cash Flows of the Company and its Subsidiaries for the years then ended, certified by KPMG Peat Marwick LLP, and (ii) the unaudited Combined Balance Sheet of the Company, Group and their Subsidiaries as at April 30, 1995 and the related unaudited Combined Statements of Earnings and Cash Flows of the Company, Group and their Subsidiaries for the four month period then ended.

         "Group" has the meaning specified in the first recital of this Agreement.

         "Hart-Scott-Rodino Act" has the meaning specified in Section SW of this Agreement.

         "Hazardous Materials" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 609 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et. seq., as amended ("CERCLA" or "Superfund") and regulations promulgated thereunder, and shall also mean every "hazardous material," "hazardous substance," "hazardous waste," "toxic substances," or petroleum or petroleum products, as defined or described in every state, local or other federal Environmental Law which is or was applicable to the operations of the Company, Group and their Subsidiaries. "Indebtedness" shall mean all obligations which arise from borrowed money or the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business).

         "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of the Company, Group and their Subsidiaries taken as a whole.

         "Material Lease" or "Material Leases" has the meaning specified in
Section 3(j) of this Agreement.

         "Multiemployer Plan" has the meaning specified in Section 3 (s)(i).

         "Permitted Encumbrance" shall mean, (a) Encumbrances imposed by any governmental authority for Taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principles; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company, Group or their Subsidiaries in accordance with generally accepted accounting principles; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon; and (f) all the exceptions to title reflected in Schedule 3(n).

         "Purchase Price" has the meaning specified in Section 2 of this Agreement.

         "Purchaser" has the meaning specified in the first paragraph of this Agreement.

         "Section 338(h)(10) Election" has the meaning specified in Section 7(a)(i) of this Agreement

         "Selected Accounting Firm" has the meaning specified in Section 7(a)(iii) of this Agreement.

         "Seller" has the meaning specified in the first paragraph of this Agreement.

         "Shares" has the meaning specified in the first recital of this Agreement.

         "Subsidiary" shall mean each corporation; partnership or other entity, fifty percent (50%) or more of the outstanding voting shares of which or other voting interests or equity interests in the case of a partnership are owned or controlled directly or indirectly by the Company or Group.

         "Tax" or "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

         "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

         "Transfer Taxes" has the meaning specified in Section 7(h) of this Agreement.

         "WARN" shall mean the Workers Adjustment and Retraining Notification Act of 1988 and any similar state or local plant closing law.

         "Wazaney Litigation" shall mean that certain lawsuit filed pursuant to a complaint dated August 18, 1994 in the Supreme Court of the State of New York, County of New York by Dennis Wazaney, an employee of the Company, against the Company and Seller.

         2. Sale of Shares; Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the Closing Date, the Shares.

         In consideration of the sale of the Shares, Purchaser shall pay to Seller on the Closing Date, by wire transfer in U.S. dollars in immediately available funds, to the account specified by Seller on or prior to the Closing Date, a purchase price of $518,500,000 plus an amount equal to all purchase price and advance payments and capital expenditures (excluding maintenance and other normal course of business expenditures) up to a maximum of $10,000,000 made during the period from May 1, 1995 through the Closing Date by the Company, Group or any Subsidiary solely in connection with contracts existing on the date hereof and listed on Schedule 2 hereto or (subject to Purchaser's prior written approval) entered into after the date hereof relating to acquisitions of businesses or advertising properties or relating to new bus shelters or airport advertising locations (collectively, the "Purchase Price"). On the Closing Date, Seller shall deliver to Purchaser a certificate as to the amount of all such payments.

         3. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows (it being understood that the inclusion of any item on a Schedule hereto shall not be deemed an acknowledgement that such item is material or would be reasonably likely to result in a Material Adverse Effect):

         (a) Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of the Company and Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. Each of the Company and Group is duly qualified as a foreign corporation and is in good standing under the laws of (i) each jurisdiction in which it owns real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified would have a Material Adverse Effect. The copies of the Company's and Group's Certificate of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to Purchaser are correct and complete.

         (b) Capitalization. The authorized capital stock of the Company consists of (i) 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares are outstanding as of the date hereof, and (ii) 1,000 shares of Preferred Stock, par value $1.00 per share, of which no shares are outstanding as of the date hereof. The authorized capital stock of Group consists of (i) 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are outstanding as of the date hereof, and (ii) 2,500 shares of Preferred Stock, par value $1.00 per share, of which no shares are outstanding as of the date hereof. All of the outstanding shares of the Company and Group have been validly issued and are fully paid and non-assessable. No shares of Common Stock or Preferred Stock are held by either the Company or Group as treasury stock. There is no existing option, warrant, call, commitment or other security or agreement of any kind to which the Company or Group is a party requiring, and there are no convertible securities of the Company or Group outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company or Group or other securities convertible into shares of capital stock or any debt or equity security of the Company or Group of any kind.

         (c) Subsidiaries. Neither the Company nor Group has any Subsidiaries, except as listed on Schedule 3(c) hereto. The authorized and outstanding capital stock or equity interests of each Subsidiary is as set forth on Schedule 3(c) hereto. All of such outstanding shares or equity interests have been validly issued and are fully paid, non-assessable and, except as set forth on Schedule 3(c), owned by the Company or Group as indicated thereon, free and clear of any and all Permitted Encumbrances and any and all other Encumbrances, other than the pledge of such shares to Seller, which will terminate on the Closing Date. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, commitment or other security or agreement of any kind to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any additional shares of capital stock or equity interests of any Subsidiary or other securities convertible into shares of capital stock or any other debt or equity security of any kind of any Subsidiary. Each Subsidiary is duly incorporated or organized and validly existing in good standing under the laws of its respective state of incorporation or organization. Each Subsidiary has all requisite corporate or partnership power and authority to own its properties and carry on its business as presently conducted. Each Subsidiary is duly qualified as a foreign corporation or partnership and is in good standing under the laws of (i) each jurisdiction in which it owns real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified would have a Material Adverse Effect. There have been delivered or made available to Purchaser complete and correct copies of the Certificate of Incorporation and By-Laws (together with all amendments thereto) or other organizational documents of non-corporate Subsidiaries of each Subsidiary.

         (d) Ownership of Shares and Execution of Agreement. Seller is the record and beneficial owner of the Shares, free and clear of any and all Permitted Encumbrances and any and all other Encumbrances. Seller has the corporate power and authority to enter into this Agreement and to sell, transfer, assign and deliver the Shares as provided in this Agreement, and such delivery will convey to

Purchaser good and marketable title to the Shares, free and clear of any and all Permitted Encumbrances and any and all Encumbrances. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. The Group Shares not owned by Seller are owned of record and beneficially by the Company, free and clear of any and all Permitted Encumbrances and any and all other Encumbrances, other than the pledge of such Group Shares to Seller, which will terminate on the Closing Date.

         (e) Financial Statements. Seller has delivered to Purchaser copies of the Financial Statements. Each of the Financial Statements is in accordance with the books and records of the Company, Group and their Subsidiaries as of the dates and for the periods indicated, has been prepared in accordance with generally accepted accounting principles and in conformity with the practices consistently applied by the Company and Group in the immediately preceding fiscal periods, and, with respect to the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes, presents fairly in all material respects the financial position, results of operations and cash flows of the Company, Group and their Subsidiaries as at the dates and for the periods indicated.

         (f) No Undisclosed Liabilities. As at the Balance Sheet Date, neither the Company, Group nor any Subsidiary had any Indebtedness or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which is not shown on the Balance Sheet or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto), which would normally be disclosed on a balance sheet (including its footnotes) prepared in accordance with generally accepted accounting principles if such Indebtedness or liabilities had been known at the time of the balance sheet's preparation, and which undisclosed Indebtedness or Liabilities are reasonably likely to result in a Material Adverse Effect. Except as set forth in the Balance Sheet, neither the Company, Group nor any Subsidiary has outstanding any material Indebtedness or liability which would normally be disclosed on a balance sheet (including its footnotes) prepared in accordance with generally accepted accounting principles if such Indebtedness or liabilities had been known at the time of the balance sheet's preparation, other than those incurred since the Balance Sheet Date in the ordinary course of business or disclosed herein or in a schedule hereto or in any document referred to in a schedule or in the Financial Statements (including the footnotes thereto), which is reasonably likely to result in a Material Adverse Effect.

         (g) No Material Adverse Change: No Dividends. Since the Balance Sheet Date there has been no material adverse change in the business, operations, assets or financial condition of the Company, Group and their Subsidiaries taken as a whole. Since the Balance Sheet Date no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company, Group or the Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company, Group or a Subsidiary.

         (h) Taxes. (i) Except as set forth on Schedule 3(h) hereto, (A) all material Tax Returns required to be filed by or on behalf of the Company, Group or the Subsidiaries or any Affiliated Group of which the Company, Group or the Subsidiaries is or was a member have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all amounts shown on such Tax Returns (including interest and penalties) as due from the Company, Group or the

Subsidiaries either directly, as part of a Consolidated Tax Return, or otherwise, have been fully and timely paid or are adequately provided for on the Balance Sheet; (B) all such Tax Returns, insofar as they relate to the Company, Group or the Subsidiaries, are true, correct and complete in all material respects; and (C) no waivers of statutes of limitation have been given or requested with respect to the Company, Group or the Subsidiaries in connection with any Tax Returns covering the Company, Group or the Subsidiaries.

         (ii) Except as set forth on Schedule 3(h) hereto, all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering the Company, Group or the Subsidiaries have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority against the Company, Group or the Subsidiaries and there are no audits currently pending or issues raised in writing since January 1, 1993, by any taxing authority in connection with Tax Returns of the Company, Group or their Subsidiaries.

         (iii) Except as set forth on Schedule 3(h) hereto, neither the Company, Group nor the Subsidiaries, nor any other person on their behalf has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, Group or the Subsidiaries.

         (iv) None of Seller, the Company, Group or the Subsidiaries is a foreign person within the meaning of Section 1445 of the Code.

         (v) Except for the Affiliated Group of which they are now members, since January 1, 1993 neither the Company nor Group has been a member of an Affiliated Group of companies under Section 1504 of the Code.

         (vi) Except as set forth on Schedule 3(h) hereto, no property owned by the Company, Group or the Subsidiaries (A) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

         (i) Patents, Trademarks and Copyrights. Schedule 3(i) hereto contains a complete and correct list of each material patent, trademark, trade name, service mark and copyright owned or used by the Company, Group or a Subsidiary and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 3(i) hereto, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Encumbrances. To Seller's knowledge, there have been no claims asserted in writing, which are still pending, that any of the foregoing is invalid or conflicts with the asserted rights of others, which would reasonably be likely to result in a Material Adverse Effect. The Company, Group and each Subsidiary possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulas and other proprietary and trade rights necessary for the conduct of its respective business as now conducted, except for those the absence of which would not be reasonably likely to result in a Material Adverse Effect.

         (j) Real Property: Leases of Real Property. Except as set forth on
Schedule 3(j) hereto, neither the Company, Group nor their Subsidiaries owns any real property. Schedule 3(j) hereto contains a complete and correct list in all material respects of all leases, sub-leases, license agreements or other rights of possession or occupancy of real property to which the Company, Group or any Subsidiary is a party (as tenant, occupier or possessor) pursuant to which the current net annual rent payable by the Company, Group or any Subsidiary currently exceeds $50,000

(each such lease or agreement, a "Material Lease" and collectively the "Material Leases"). All of the Material Leases are in full force and effect except for the item on Schedule 3(p) relating to Metro/Westpark Corridor. Complete and correct copies of each Material Lease have been furnished or made available to Purchaser. Except as disclosed on Schedule 3(j) hereto, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Company, Group or their Subsidiaries, as the case may be, to the use and possession of the real property specified in such Material Leases and for the purposes for which such real property is now being used by the Company, Group or their Subsidiaries, respectively. Except as set forth in such Schedule, neither the Company, Group nor their Subsidiaries is in default beyond any applicable notice or grace period or has received written notice of default still outstanding on the date hereof under any such Material Lease, and to Seller's knowledge, on the date hereof, there exists no uncured default thereunder by any third party, which in either case would be reasonably likely to result in a Material Adverse Effect. All material Leases are in full force and effect and are enforceable against the parties thereto in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors, rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the "Bankruptcy and Equity Exceptions").

         (k) Permits; Compliance with-Laws. The Company, Group and their Subsidiaries have all necessary permits, licenses and governmental authorizations required for the ownership or occupancy of their respective properties and assets and the carrying on of their respective business, except where the failure to have any such permit, license or governmental authorization would not be reasonably likely to result in a Material Adverse Effect.

         (1) Insurance. Schedule 3(1) hereto contains a complete and correct list in all material respects of all policies of insurance of any kind or nature covering the Company, Group or their Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect.

Complete and correct copies of each such policy have been furnished or made available to Purchaser.

         (m) Material Contracts. Except as listed in Schedule 3(m) hereto or any other schedule hereto, and except for loan agreements, pledge agreements and guarantees with Seller, which will be cancelled at Closing, neither the Company, Group nor any Subsidiary is a party to any (i) material contract not made in the ordinary course of business; (ii) contract for the employment of any officer or employee; (iii) advertising agreement with a remaining term in excess of one year and a payment obligation in excess of $50,000; (iv) franchise, distributorship or sales agency agreement; (v) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable within a period of one year from the date hereof or in excess of normal operating requirements; (vi) agreement for the sale or lease of any of its assets other than in the ordinary course of business; (vii) contract or commitment for capital expenditures in excess of $100,000; (viii) mortgage, pledge, conditional sales contract, security agreement, factoring agreement, or other similar agreement with respect to any of its real or personal property; (ix) lease of machinery or equipment involving annual payments in excess of $100,000; (x) agreement with a labor union or labor association; (xi) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (xii) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; (xiii) consulting agreement involving annual payments in excess of $50,000; or (xiv) municipal or other governmental franchise agreements. Complete and correct copies of each such agreement have been furnished or made available to Purchaser. Except as set forth in Schedule 3(m) hereto, the Company, Group and their Subsidiaries have performed all of the obligations required to be performed by them to date and are not in default under any of the agreements, leases, contracts or other documents to which they are a party listed on Schedule 3(m), other than for those failures to perform and defaults which would not be reasonably likely to result in a Material Adverse Effect. Except as set forth in Schedule 3(m) hereto, to Seller's knowledge, no party with whom the Company, Group or their Subsidiaries has such a scheduled agreement is in default thereunder, which default would be reasonably likely to result in a Material Adverse Effect. All such scheduled agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms subject to the Bankruptcy and Equity Exceptions, as defined in Section 3(j) hereof.

         Except as disclosed herein or in Schedule 3(m) hereto, neither the Company, Group nor their Subsidiaries is a party to any non-compete or similar agreement which restricts in any material way the current operation of their businesses taken as a whole.

         (n) Title to Properties; Absence of Encumbrances. The Company, Group and their Subsidiaries have good and marketable title to all of their respective properties and assets shown as owned on the Balance Sheet (except for assets disposed of in the ordinary course of business since the Balance Sheet Date or as set forth in Schedule 3(n) hereto), free and clear of any and all Encumbrances, except as set forth in Schedule 3(n) hereto or except for Permitted Encumbrances.

         (o) Restrictions. Except as set forth in Schedules 3(j) or 3(o) hereto and except for leases which do not constitute Material Leases, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which the Company, Group or their Subsidiaries is a party, or constitute a default thereunder, or result in the creation of any Encumbrance upon any of their respective assets, except for such conflicts, breaches, rights of termination or acceleration, defaults and Encumbrances that in the aggregate would not be reasonably likely to result in a Material Adverse Effect, nor will it violate any of the provisions of their respective Certificates of Incorporation or By-Laws or, as to non-corporate Subsidiaries, organizational documents, or violate any judgment or decree by which they or Seller is bound.

         (p) Litigation; Consents. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against Seller, the Company, Group or their Subsidiaries which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Except as disclosed in Schedule 3(p) hereto and the Wazaney Litigation, there is no action, suit, proceeding or formal governmental inquiry or investigation pending against the Company, Group or the Subsidiaries which is reasonably likely to result in a Material Adverse Effect. Except as set forth in
Section 5(e) hereof, and except with respect to local governmental permits or licenses, no consent, approval or authorization of any governmental authority on the part of Seller, the Company, Group or the Subsidiaries is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

         (q) Environmental Matters. Except as disclosed in Schedule 3(g) hereto, to Seller's knowledge (i) the operations of the Company, Group and their Subsidiaries are now and since January 1, 1993 have been in compliance with applicable Environmental Laws, except for such noncompliance which is not reasonably likely to result in a Material Adverse Effect, (ii) neither the Company, Group nor their Subsidiaries is subject to any pending or threatened judicial or administrative proceeding alleging the violation of any Environmental Law, which such proceeding is reasonably likely to result in a Material Adverse Effect, (iii) neither the Company, Group nor their Subsidiaries has received any written notice from any governmental authority that it is a potentially responsible party at any Superfund site; (iv) neither the Company, Group nor their Subsidiaries has disposed of or released Hazardous Materials (nor are underground storage tanks present) on, in or at any real property owned or leased by the Company, Group or their Subsidiaries in any quantity which is reasonably likely to result in a Material Adverse Effect and (v) since January 1, 1993 the Company, Group and their Subsidiaries have not disposed of or released any Hazardous Materials in or at any other real property in any quantity which is reasonably likely to result in a Material Adverse Effect.

         (r) Collective Bargaining Agreements and Labor. (i) Except as set forth in Schedule 3(r) hereto, none of the Company, Group or the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company, Group or the Subsidiaries.

         (ii) Except as set forth in Schedule 3(r) hereto, there are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes against the Company, Group or the Subsidiaries which individually would be reasonably likely to result in a Material Adverse Effect.

         (iii) Except as set forth in Schedule 3(r) hereto, there are no pending complaints, charges or claims against the Company, Group or the Subsidiaries filed with any public or governmental authority, arbitrator or court based upon the employment or termination of employment by the Company, Group or the Subsidiaries of any individual, which individually would be reasonably likely to result in a Material Adverse Effect.

         (iv) Except as set forth in Schedule 3(r) hereto, the Company, Group and the Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such non-compliance as would not be reasonably likely to result in a Material Adverse Effect.

         (s) ERISA. (i) Schedule 3(s) hereto sets forth all material, written "employee benefit plans", as defined in Section 3(3) of ERISA, maintained by the Company, Group or the Subsidiaries or to which the Company, Group or the Subsidiaries contributed or are obligated to contribute thereunder for current or former employees of the Company, Group or the Subsidiaries (the "Company Plans"). Schedule 3(s) hereto separately identifies each Company Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan").

         (ii) True, correct and complete copies of the following documents, with respect to each of the Company Plans (other than the Multiemployer Plans), have been made available or delivered to Purchaser by Seller, the Company, Group or the Subsidiaries: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last Internal Revenue Service determination letter, if applicable; (iv) summary plan descriptions; and (v) the last actuarial valuation if the plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

         (iii) The Company Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which is reasonably likely to result in a Material Adverse Effect.

         (iv) The Company Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to so maintain would not be reasonably likely to result in a Material Adverse Effect.

     4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

         (a) Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

         (b) Restrictions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any terms of any agreement to which Purchaser is a party, except for such conflicts and breaches that in the aggregate would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement, nor will it violate any of the provisions of Purchaser's Certificate of Incorporation or By-Laws.

         (c) Litigation: Consents. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against Purchaser which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby, and, except as set forth in
Section 6(c) hereof, no consent, approval or authorization of any governmental authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

         (d) Execution and Effect Of Agreement. Purchaser has the corporate power and authority to enter into this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

         (e) Investment Representation. Purchaser possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof. Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended.

         (f) Sources of Information. Purchaser acknowledges that it has conducted its own investigation of the business and affairs of the Company, Group and their Subsidiaries, that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities or "Blue Sky" laws; and that it has received all the information that it requested from Seller concerning the Company, Group and the Subsidiaries.

         (g) Financing. Purchaser has, or has access to, sufficient funds and financing to pay the Purchase Price on the Closing Date.

         5. Covenants of Seller. Seller hereby covenants and agrees that:

         (a) Access to Documents; Opportunity to Ask Ouestions. From and after the date hereof and until the Closing Date, Seller shall cause the Company, Group and the Subsidiaries to make available for inspection by Purchaser or its representatives, upon reasonable advance notice and during normal business hours, the Company's, Group's and the Subsidiaries' corporate or comparable records, books of account, contracts and all other documents reasonably requested by Purchaser, its managerial employees, counsel and auditors in order to permit Purchaser and such representatives to make reasonable inspection and examination of the business and affairs of the Company, Group and the Subsidiaries. Seller shall further cause the managerial employees, counsel and regular independent certified public accountants of the Company, Group and the Subsidiaries to be available upon reasonable advance notice to answer questions of Purchaser's representatives concerning the business and affairs of the Company, Group and the Subsidiaries and shall further cause them to make available all relevant books and records in connection with such inspection and examination.

         (b) Maintenance of Insurance. From and after the date hereof and until the Closing Date, Seller shall cause the Company, Group and the Subsidiaries to use their Best Efforts to maintain in full force and effect all of their presently existing insurance coverage, or insurance comparable to such existing coverage.

         (c) Conduct of Business. From and after the date hereof and until the Closing Date, Seller shall cause the business of the Company, Group and the Subsidiaries to be conducted in the ordinary course, consistent with the present conduct of their business. During such period of time, except upon the prior written consent of Purchaser, Seller shall not permit the Company, Group or the Subsidiaries to: (a) amend its Certificate of Incorporation or By-Laws or comparable organizational documents, (b) issue any additional shares of capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock or other corporate securities, (c) declare or pay any dividends or make any other distribution in cash or property on its capital stock or other equity interests, except to the Company, Group or a Subsidiary, (d) repurchase or redeem any shares of its stock or other equity interests, (e) voluntarily incur any obligation or liability, except obligations and liabilities incurred in the ordinary course of business, (f) enter into any employment agreement or become liable for any bonus, profit-sharing or incentive payment to any of its officers or directors, or otherwise materially change personnel policies, compensation programs or benefit plans, except pursuant to presently existing plans, arrangements or agreements disclosed herein or in a schedule hereto or in the ordinary course of business, (g) mortgage, pledge, or otherwise encumber any part of its assets, tangible or intangible, except Permitted Encumbrances, (h) sell, transfer or acquire any properties or assets, tangible or intangible, other than in the ordinary course of business, and except as set forth in
Schedule 3(n) hereto, (i) make any material changes in its customary method of operations, including its accounts receivable collection practices (and will not sell or otherwise transfer accounts receivable), marketing and pricing policies, and maintenance of business premises, fixtures, furniture and equipment, (j) modify, amend or cancel any of its existing leases or enter into any contracts, agreements, leases or understandings, other than in the ordinary course of business, or enter into any loan agreements, (k) enter into any collective bargaining agreement, (1) merge or consolidate with any corporation, acquire control or, except in the ordinary course of business, acquire any capital stock or other securities of any other corporation or business entity, or take any steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefor or otherwise, or (m) take any other action which would cause any of the representations and warranties made by Seller in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         (d) Consents. Conditions Precedent. From and after the date hereof and until the Closing Date, Seller shall use its Best Efforts to obtain the consents of those parties indicated on Schedule 8(g) in connection with the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

         (e) Hart-Scott-Rodino Filings. Seller shall, and shall cause the Company and Group to, make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino

Act"), and shall cause the Company and Group to, cooperate with Purchaser in connection with such filings.

         (f) Discharge of Indebtedness. During the period between the date hereof and the Closing Date, Group may incur Indebtedness from Seller and pay Indebtedness owing to Seller and interest thereon. On the Closing Date and prior to the Closing, (i) Seller shall contribute to the capital of Group any Indebtedness of Group then owing to Seller and shall release its liens on the stock of Group and the Subsidiaries and any guarantees of such Indebtedness;
(ii) any tax sharing payment obligations owed by Seller to, or owed to Seller by, the Company, Group or any Subsidiary shall be cancelled, and (iii) any amounts owed to Seller by the Company or Group relating to Seller's prior ownership of equity of the Company or Group shall be cancelled.

         6. Covenants of Purchaser. Purchaser hereby covenants and agrees that:

         (a) Representations and Warranties. From and after the date hereof and until the Closing Date, Purchaser will not take any action which would cause any of the representations and warranties made by it in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         (b) Consents; Conditions Precedent. From and after the date hereof and until the Closing Date, Purchaser shall use its Best Efforts to obtain any consents required pursuant to Schedules 3(j) and 3(o) hereto in connection with the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

         (c) Hart-Scott-Rodino Filings. Purchaser shall make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Act, and it shall cooperate with Seller, the Company and Group in connection with such filings.

         (d) Employee and Employee Plans. As of the Closing Date, any employee of the Company, Group or the Subsidiaries shall remain an employee of the Company, Group or the Subsidiaries, as the case may be, for a period of at least thirty (30) days following the Closing, and Purchaser shall cause the Company, Group and the Subsidiaries to continue to be bound by any collective bargaining or other employment or consulting agreement or arrangement to which it is a party with respect to any such employee.

         (e) Letters of Credit. As of the Closing Date, Purchaser shall arrange for all letters of credit issued for the benefit of the Company, Group or the

Subsidiaries and guaranteed by Seller or an affiliate thereof either as guarantor or account party (a list of which as of the date hereof is set forth in Schedule 6(e) hereto) and which are outstanding on the Closing Date, to be returned for cancellation or for such guaranty obligations to be terminated and released in form and substance acceptable to Seller or, if despite Purchaser's Best Efforts the foregoing cannot be done, Purchaser shall arrange for Seller to receive a letter of credit issued for its benefit in form and substance reasonably acceptable to it as security for any continuing guaranty obligations.

         7. Tax Matters.

            (a) Section 338(h)(10) Election.

                (i) Purchaser will join with Seller in making an election under Sections 338(g) and 338(h)(10) of the Code and the Treasury Regulations promulgated under the Code (the "Treasury Regulations") and any corresponding or similar elections under state, local or foreign Tax law (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder (including with respect to the stock of the Subsidiaries). Seller and Purchaser shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election.

         (ii) Seller shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. To the extent properly prepared by Seller, and timely delivered to Purchaser, Purchaser shall execute and return to Seller such documents or forms as are reasonably requested and are required by any Tax laws to complete properly the
Section 338(h)(10) Election no later than April 2, 1996. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Seller and Purchaser each shall execute two copies of Internal Revenue Service Form 8023-A.

         (iii) Purchaser, no later than March 1, 1996, shall provide Seller with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the liabilities and obligations of the Company, Group and the Subsidiaries. Purchaser and Seller shall file, and shall cause members of their respective Affiliated Groups to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such valuations and shall take no position contrary thereto unless required to do so by applicable Tax laws and after thirty (30) days, prior notice to the other party. Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) any appraisal upon which such valuations are based and any such forms and schedules relating to such valuations, prior to the filing thereof. Any disputes regarding the valuation statement or the preparation, execution or filing of the forms and documents required in connection with making the Section 338(h)(10) Election shall be resolved in an arbitration to be conducted by Ernst & Young (New York office) or if such accounting firm is unable or declines to serve, such other accounting firm mutually selected by Purchaser and Seller (the "Selected Accounting Firm"), whose fees shall be borne equally by the parties. Each of the parties to this Agreement shall be bound by the decision of the Selected Accounting Firm rendered in such arbitration.

         (iv) To the extent permitted by state, local or foreign Tax laws, the principles and procedures of this Section 7(a) shall also apply with respect to an agreed valuation and a Section 338(h)(10) Election under state, local or foreign law. Seller and Purchaser shall make any election similar to a Section 338(h)(10) Election which is optional under any state, local or foreign law, and shall cooperate and join in any election made by the Company, Group, the Subsidiaries or members of their Affiliated Group to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local and foreign income Tax purposes.

         (b) Tax indemnification.

             (i) Seller shall be liable for, shall pay or cause to be paid and shall indemnify and hold Purchaser and its Affiliates including after the Closing the Company, Group and the Subsidiaries and all of their officers, directors and agents harmless from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such indemnification against Seller), interest and penalties, if any, arising out of or based upon or for or in respect of each of the following: (a) except as otherwise provided in Section 7(h), any and all Taxes with respect to the Company, Group or the Subsidiaries for any taxable period ending on or before the Closing Date (including any Taxes arising as a result of the Section 338(h)(310) Election); (b) any and all Taxes resulting solely from the Company, Group or the Subsidiaries having been included in any consolidated, combined, or unitary Tax Return that included the Company, Group or the Subsidiaries for any taxable period (or portion thereof) ending on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulations (other than any liability arising under such Treasury Regulation or analogous law by reason of the Company, Group and the Subsidiaries becoming a member of the consolidated, combined or unitary group of which the Purchaser is a member); and (c) any and all Taxes allocated to the Seller pursuant to Section 7(c)(iii) hereof and not previously paid thereunder.

         (ii) Purchaser, the Company, Group and the Subsidiaries jointly and severally shall be liable for, shall pay or cause to be paid and shall indemnify and hold Seller and each of its Affiliates and all of their officers, directors and agents harmless from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and the cost and expenses of enforcing such indemnification against Purchaser, the Company, Group and the Subsidiaries), interest and penalties, if any, arising out of or based upon or for or in respect of, except as otherwise set forth in Section 7(c)(iii), any and all Taxes with respect to the Company, Group or the Subsidiaries for any taxable period ending after the Closing Date; and any Transfer Taxes (excluding Transfer Taxes solely attributable to the Section 338
(h)(10) Election).

         (c) Preparation of Tax Returns; Payment of Taxes.

         (i) Seller (A) shall include, or cause to be included, the Company, Group and the Subsidiaries in, and shall file, (1) the United States consolidated federal income Tax Returns of Seller or its Affiliated Group for the taxable periods of the Company, Group and the Subsidiaries ending on or prior to the Closing Date and (2) all other consolidated, combined or unitary Tax Returns of Seller or its Affiliated Group for the taxable periods of the Company, Group and the Subsidiaries ending on or prior to the Closing Date and
(B) also shall or shall cause the Company, Group and the Subsidiaries to file all other Tax Returns of or which include the Company, Group or the Subsidiaries required to be filed (taking into account any extensions) on or prior to the Closing Date. Following the Closing, Seller shall be responsible for preparing or causing to be prepared all foreign, state and local Tax Returns required to be filed by the Company, Group and the Subsidiaries on a separate return basis after the Closing Date with respect to taxable periods that end on or prior to the Closing Date. Seller shall prepare and deliver such Tax Returns, along with the amount of any Taxes shown due thereon, to Purchaser for Purchaser's reasonable review and approval which approval shall not be unreasonably withheld and for filing at least 15 days prior to their due date. Purchaser shall file such Tax Returns on a timely basis and provide Seller with adequate proof of such timely filing.


         (ii) For federal income Tax purposes, the taxable year of the Company, Group and the Subsidiaries shall end as of the close of the Closing Date and, with respect to all other Taxes, Seller and Purchaser will, unless prohibited by applicable law, close the taxable period of the Company, Group and the Subsidiaries as of the close of the Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. To the extent permitted by law, the principles of this Subsection also shall be applied to all state, local and foreign Tax Returns.

         (iii) In any case in which a Tax is assessed with respect to a taxable period which begins before the Closing Date and ends after the Closing Date, the resulting Tax obligation shall be allocated (i) to Seller for the period up to and including the Closing Date, and (ii) except to the extent attributable to the Section 338(h)(10) Election, to Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be made by means of a closing of the books and records of each of the Company, Group and the Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances, deductions (including, but not limited to, depreciation and amortization deductions) or any Taxes (such as property or similar Taxes) that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. Any disagreements regarding the allocations shall be promptly resolved in an arbitration conducted by the Selected Accounting Firm whose decision shall be binding on the parties.

         (iv) Purchaser shall prepare and provide Seller with copies of each Tax Return (or the relevant portions thereof) reflecting any obligations with respect to any taxable period of the Company, Group or the Subsidiaries which begins before and ends after the Closing Date at least 30 days prior to the due date for filing such return, and Seller shall have the right to review on a timely basis and approve (which approval shall not be unreasonably withheld) such Tax Returns. Purchaser and Seller shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Purchaser shall file or cause to be filed all such Tax Returns and subject to receiving the payments from Seller with respect to the portion of the Taxes allocable to Seller under Section 7(c)(iii) hereof, pay the Taxes shown due thereon. Seller shall remit such Taxes allocable to Seller under Section 7(c)(iii) hereof to Purchaser at least 5 days prior to the due date of any such return.

         (d) Cooperation with Respect to Tax Returns. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon written request, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, Group and the Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder. Seller shall retain in its possession and shall provide Purchaser reasonable access to (including the right to make copies of) all Tax Returns and tax records or the relevant portions thereof relating to the Company, Group and the Subsidiaries that might be relevant to computations or payments required after the Closing Date with respect to Tax matters relating to any taxable period ending on or prior the Closing Date until the relevant statute of limitations has expired.

After such time, Seller may dispose of such materials, provided that prior to such disposition Seller shall give Purchaser a reasonable opportunity to take possession of such materials. Purchaser or the Company, Group or the Subsidiaries shall retain in their possession, and shall provide Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such materials, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such materials.

         (e) Tax Audits.

             (i) Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company, Group or the Subsidiaries for taxable periods ending on or prior to or including the Closing Date, Purchaser, promptly upon receipt by Purchaser, the Company, Group or the Subsidiaries of notice thereof, shall inform Seller thereof in writing.

         (ii) Seller shall have the sole right to represent the interests of the Company, Group and the Subsidiaries in any Tax audit or administrative or court proceeding relating to (A) taxable periods of the Company, Group and the Subsidiaries which end on or prior to the Closing Date and (B) the Section 338(h)(10) Election.

         (iii) Seller and Purchaser jointly shall represent the interests of the Company, Group and the Subsidiaries in any Tax audit or administrative or court proceeding relating to any taxable period of the Company, Group or the Subsidiaries which includes (but does not begin or end on) the Closing Date. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved in an arbitration to be conducted by the Selected Accounting Firm. Each of the parties shall be bound by the decision of the Selected Accounting Firm rendered in such arbitration. All costs, fees and expenses paid to third parties in the course of such audit or proceeding (including the fees of the Selected Accounting Firm) shall be borne by Seller and Purchaser in the same ratio as the ratio in which, pursuant to the terms of this Agreement (including Section 7(c) hereof), Seller and Purchaser would share the responsibility for payment of the Taxes asserted by the taxing authority in such claim or assessment if such claim or assessment were sustained in its entirety.

         (iv) Purchaser shall have the sole right to represent the interests of the Company, Group and the Subsidiaries in all other Tax audits or administrative or court proceedings.

         (f) Refund Claims. To the extent any determination of Tax liability of the Company, Group or the Subsidiaries, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date, (ii) any sale, exchange or other disposition of property which occurred on or prior to the Closing Date, or (iii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to Seller; provided that in the case of any Tax refund described in clause (iii) of this Section 7(f), the portion of such Tax refund which shall belong to Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and Purchaser shall promptly pay any such portion, and the interest actually received thereon, to Seller upon receipt thereof by Purchaser. Any and all other refunds shall belong to Purchaser. Any payments made under this Section 7(f) shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any reduction in tax liability actually realized upon the payment pursuant to this Section 7(f)).

         (g) Tax Sharing Agreements. All tax sharing and similar agreements (other than the provisions of this Agreement) between (i) the Company, Group or the Subsidiaries on the one hand and (ii) Seller or any other corporation or corporations on the other hand shall be terminated as to the Company, Group and the Subsidiaries as of the Closing Date, and neither the Seller, Company, Group nor the Subsidiaries shall have liability from and after the Closing Date under any such agreement.

         (h) Transfer Taxes. Purchaser shall be liable for and shall pay all excise, sales, use, transfer (including real property transfer taxes and state or local transfer gains taxes), stamp, documentary, filing, recordation and other similar taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (the "Transfer Taxes"). Each party hereto hereby agrees to file all necessary documentation (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

         (i) Timing of Tax Indemnity Claim. Any claim for indemnity hereunder may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

     8. Conditions Precedent to Purchaser's Obligation. The obligation of Purchaser to consummate the purchase of the Shares on the Closing Date is, at the option of Purchaser, subject to the satisfaction of the following conditions:

         (a) Each of the representations and warranties of Seller contained in
Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all material respects as of such date, and except for changes therein permitted or contemplated hereby.

         (b) Seller shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Seller between the date hereof and the Closing Date, and Purchaser shall have received evidence reasonably satisfactory to it that (i) all of the Indebtedness of Group owing to Seller and guarantees thereof shall have been discharged and released in the manner described in Section 5(f) hereof, and (ii) Seller's liens on the stock of Group and the Subsidiaries shall have been released.

         (c) No action or proceeding shall have been instituted against Purchaser, Seller, the Company, Group or the Subsidiaries before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transactions. No governmental action or proceeding shall have been instituted or threatened against Purchaser, Seller, the Company, Group or the Subsidiaries seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transactions.

         (d) Purchaser shall have received opinions of an associate general counsel for Seller and Weil, Gotshal & Manges, counsel for Seller, each dated the Closing Date and each in form and substance reasonably satisfactory to Purchaser and its counsel, to the effect set forth in Exhibits A-1 and A-2 hereto, respectively.

         (e) Purchaser shall have received a certificate to the effect set forth in subsections (a) and

(b) above, dated the Closing Date, signed by a duly authorized officer of Seller.

         (f) Purchaser shall have received a certificate of a duly authorized officer of Seller, dated the Closing Date, setting forth resolutions of the Board of Directors of Seller generally authorizing the signing of agreements and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

         (g) The consents of all persons who are parties to the agreements with Seller, the Company, Group or the Subsidiaries identified on Schedule 8(g) shall have been obtained, and signed copies thereof shall have been delivered to Purchaser.

         (h) The waiting periods under the Hart-Scott-Rodino Act shall have expired.

         (i) Seller shall have made all deliveries required by Section 10(c) hereof.

      9. Conditions Precedent to Seller's Obligation. The obligation of Seller to consummate the sale, transfer and assignment to Purchaser of the Shares on the Closing Date is, at the option of Seller, subject to the satisfaction of the following conditions:

         (a) Each of the representations and warranties of Purchaser contained in Section 4 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for changes therein permitted or contemplated hereby.

         (b) Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Purchaser between the date hereof and the Closing Date.

         (c) No action or proceeding, shall have been instituted against Purchaser, Seller, the Company, Group or the Subsidiaries before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Seller makes it inadvisable to consummate such transactions. No governmental action or proceeding shall have been instituted or threatened against Purchaser, Seller, the Company, Group or the Subsidiaries seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Seller makes it inadvisable to consummate such transactions.

         (d) Seller shall have received an opinion of Meyer Hendricks Victor Ruffner & Bivens, P.L.C., counsel for Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller and its counsel, to the effect set forth in Exhibit B hereto.

         (e) Seller shall have received a certificate to the effect set forth in subsections (a) and (b) above, dated the Closing Date, signed by a duly authorized officer of Purchaser.

         (f) Seller shall have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

         (g) The waiting periods under the Hart-Scott-Rodino Act shall have expired.

         (h) Purchaser shall have arranged for the release of Seller from its letter of credit guarantees or for the issuance of back-up letters of credit as contemplated by Section 6(e) hereof.

         (i) Purchaser shall have made all deliveries required by Section 10(d) hereof.


     10. Closing Date: Closing.

         (a) Except as hereinafter provided, the closing hereunder (herein called the "Closing") shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, N.Y. 10153 at 10:00 A.M. on August 31, 1995 or, if later, the date that is five (5) Business Days after each of the conditions precedent to the Closing shall have been satisfied or waived, but not later than September 30, 1995, unless otherwise mutually agreed to in writing by Purchaser and Seller. The date of the Closing is referred to in this Agreement as the "Closing Date*.

         (b) All proceedings to be taken and all documents to be executed and delivered by Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         (c) At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

             (i) Certificates representing the Shares, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers executed in blank, and in proper form for transfer.

            (ii) Opinions of counsel for Seller, each dated the Closing Date, setting forth the matters required pursuant to Section 8(d) hereof.

           (iii) The certificate signed by Seller as referred to in Section 8(e) hereof.

            (iv) The certified resolutions of the Board of Directors of Seller referred to in Section 8(f) hereof.

            (v) An incumbency certificate setting forth the names of officers of Seller who are authorized to execute this Agreement and all documents executed by Seller pursuant hereto, together with their respective signatures, signed by a duly authorized officer of Seller.

         (d) At the Closing, Purchaser shall deliver to Seller the following:

             (i) A wire transfer of funds, in the aggregate amount of the Purchase Price, as provided in Section 2 hereof.

            (ii) An opinion of counsel for Purchaser, dated the Closing Date, setting forth the matters required pursuant to Section 9(d) hereof.

          (iii) The certificate signed by a duly authorized officer of Purchaser referred to in Section 9(e) hereof.

           (iv) The certified resolutions of the Board of Directors of Purchaser referred to in Section 9(f) hereof.

            (v) An incumbency certificate setting forth the names of officers of Purchaser who are authorized to execute this Agreement and all documents executed by Purchaser pursuant hereto, together with their respective signatures, signed by a duly authorized officer of Purchaser.

         11. No Brokers. Seller represents to Purchaser, and Purchaser represents to Seller, that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, other than, with respect to Seller, Furman Selz Incorporated. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liability to which Purchaser may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Seller. Purchaser agrees to indemnify and hold Seller harmless from and against any and all liability to which Seller may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Purchaser.

     12. Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that, except for claims or actions with respect to Sections 3(b), 3(c) (as to title only), 3(d) (as to title only) and 3(h) (until the applicable statute of limitations has expired), any claims or actions with respect thereto shall terminate unless by March 31, 1997 written notice of such claims is given to Seller or such actions are commenced.

     13. Indemnification of and by Purchaser and Limitation of Liability.

         (a) Seller agrees to indemnify and hold Purchaser harmless from and against:

             (i) Any and all liabilities, obligations, damages, deficiencies and expenses resulting from (A) any misrepresentation or breach of warranty contained in this Agreement or any certificate delivered pursuant hereto or non-fulfillment of any agreement on the part of Seller under the terms of this Agreement and (B) the Wazaney Litigation; and

            (ii) All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing and to all other indemnity obligations created by this Section 13.

         (b) (i) Seller agrees to indemnify and hold Purchaser harmless from and against any and all liabilities, obligations, damages, deficiencies and expenses arising out of any "employee benefit plan" as defined in Section 3(2) of ERISA or any "group health plan" as defined in Section 607(l) of ERISA in respect of which the Company, Group and the Subsidiaries have any liability solely as a result of being a member of a "controlled group" within the meaning of Section 4001(b)(1) of ERISA prior to the Closing Date which includes Seller.

            (ii) Purchaser agrees to indemnify and hold Seller harmless from and against any and all liabilities, obligations, damages, deficiencies and expenses arising out of (i) any Company Plan (except for matters arising prior to the Closing Date which arise as a result of a breach of the representations contained in Sections 3(r) or 3(s) hereof or caused solely by the actions of Seller) and (ii) the severance of any employee of the Company, Group or the Subsidiaries on or after the Closing Date (including without limitation any liabilities under or with respect to WARN).

                  (c) Purchaser agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, damages, fines, deficiencies or expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial or corrective action) arising under Environmental Laws now or hereafter in effect and relating to, resulting from or based upon anything related to the property presently or formerly owned, leased or operated by the Company, Group or their Subsidiaries or any of their predecessors or the facilities or operations thereof, except for items constituting a breach of the representation contained in Section 3(q) hereof or caused solely by the actions of Seller (collectively "Environmental Losses"). Except for any indemnity right under this Section 13, Purchaser waives any right (including, without limitation, any statutory right to recovery or contribution) it has or may have in the future against Seller in connection with any and all Environmental Losses.

                  (d) The indemnifications by Seller contained in subsections
(a) and (b) above and Sections 7 and 11 hereof and any and all liabilities and obligations of and causes of action against Seller, and any recovery in respect thereof, arising out of or relating to this Agreement and the transactions contemplated hereby (i) shall be effective only if, and to the extent that, the aggregate of such losses, liabilities, damages, deficiencies or expenses (including reasonable attorneys' fees) indemnified against shall exceed $10,000,000 in which event such indemnification shall be effective with respect to all such losses, liabilities, damages deficiencies or expenses in excess of such amount, and shall be limited to an aggregate payment of no more than $50,000,000. For purposes of determining Seller's indemnification obligations pursuant to this Section 13, each representation and warranty stated in Section 3 or Section 4 hereof shall be deemed to exclude any materiality standard, exception or qualification stated therein, including without limitation, any exceptions therein for matters that would not or are not reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, the provisions of this Section 13(d) shall not apply to (i) the Seller's indemnification obligation contained in Section 7(b)(i)(b) hereof (ii) the Seller's indemnification obligation for the Wazaney Litigation, (iii)

Seller's representations and warranties set forth in Sections 3(b), 3(c) (as to title only) and 3(d) (as to title only) hereof and (iv) the Taxes of the Company, Group and the Subsidiaries which are based on or measured by net income.

                  (e) Except in the case of Taxes which shall be governed by
Section 7 hereof, in the event that any legal proceedings shall be instituted or that any claim or demand shall be asserted by any person in respect of which payment may be sought by Purchaser from Seller or by Seller from Purchaser under the provisions of this Section 13, regardless of the $10,000,000 minimum referred to in subsection (d) above, Purchaser or Seller, as the case may be, shall promptly cause written notice of the assertion of any claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party, and the indemnifying party shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided, however, that no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed; and provided further, that the indemnified party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Purchaser further agrees to retain and cause the Company and Group to retain any and all records and documents it or they may have or obtain in connection with the Wazaney Litigation for a period of six years following the Closing Date and allow Seller, upon reasonable notice on any Business Day, access to such records and documents, including the right to make copies thereof. After such time, Purchaser may dispose of such materials, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such materials. In addition, Purchaser agrees to make reasonable efforts to cause the Company and Group to make its or their employees available to Seller upon reasonable notice on any Business Day in connection with Seller's defense of the Wazaney Litigation.

                  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Purchaser and Seller shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by Seller or Purchaser hereunder, as the case may be, the indemnified party forward to the indemnifying party notice of any sums due and owing by it pursuant to this Agreement with respect to such matter, and the indemnifying party shall be required to pay all of the sums so owing to the indemnified party within ten (10) days after the date of such notice.

                  Notwithstanding anything contained herein to the contrary, the indemnity provided for in Section 13(a) hereof, other than with respect to the Wazaney Litigation, shall exist with respect to any loss, liability, damage or deficiency whether or not the actual amount of which shall have been ascertained prior to the conclusion of the one (1) year period following the Closing Date referred to in Section 12 hereof, so long as written notice shall have been given to Seller by Purchaser prior to the conclusion of said applicable period of the matter as to which indemnification has been asserted.

                  (f) Any indemnity payments otherwise due and payable under Sections 7, 11 and 13 shall be (i) decreased to the extent of any reduction of Tax liability that is realizable by the indemnified party upon payment of an indemnifiable loss and (ii) increased to the extent of any increase in Tax liability that is imposed on the indemnified party upon the receipt of an indemnity payment pursuant to this Agreement, including, in each case, any decrease or increase thereof pursuant to payments under this Section 13.

                  (g) Any payments under this Sections 7, 11 and 13 shall be treated by the parties hereto for federal, state, local and foreign income Tax purposes either as a non-taxable reimbursement or capital contribution or as a purchase price adjustment, as the case maybe, except to the extent that another treatment is required by law.

                  14. Specific-Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and to purchase the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  15. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

                  (a) At any time on or prior to the Closing Date, by the mutual consent in writing of Purchaser and Seller; or

                  (b) By either Purchaser or Seller if the Closing shall not have occurred on or before September 30, 1995 (or such later date as may be agreed upon in writing by the parties hereto).

                  In the event that this Agreement shall be terminated pursuant to this Section 15, all further obligations of the parties under this Agreement (other than Sections 11, 17 and 23) shall terminate without further liability of either party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

                  16. Further Assurances. The parties hereto each agree to execute such other documents or agreements and to take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, executing such documents or agreements and taking such other actions as may be reasonably necessary or desirable to obtain the consent or other approval of all relevant governmental authorities with respect to any governmental, license, permit, franchises, or other right of the Company, Group or any of their Subsidiaries.

                  17. Confidentiality: Press Releases. (a) As more specifically set forth in the Confidentiality Agreement, Purchaser agrees to keep proprietary information regarding Seller and, prior to the Closing, the Company, Group and the Subsidiaries confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Purchaser's directors, officers, employees, representatives, and agents who are or may be involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than Seller, the Company or Group, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

                  (b) Seller agrees to keep proprietary information regarding Purchaser confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Seller's, the Company's and Group's directors, officers, employees, representatives, and agents who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than Purchaser, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

                  (c) Prior to any disclosure required by law, regulation or judicial order Purchaser or Seller, as the case may be, shall advise the other of such requirement so that it may seek a protective order.

                  (d) Prior to Closing or thereafter, neither Purchaser nor Seller shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other party or, if required by law, without prior consultation with the other party.

                  18. Notices. Any notices or other communications required or permitted hereunder, shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

                      In the case of Purchaser:

                           Eller Investment Company, Inc.
                           2122 E. Highland Ave. - Suite 425
                           Phoenix, Arizona 85016
                           Attention: Karl Eller
                           Telecopy: 602-954-2650

                      With  a copy to:

                           Meyer Hendricks Victor Ruffner
                                & Bivens, P.L.C.
                           2929 North Central Avenue
                           Suite 1800
                           Phoenix, Arizona 85012
                           Attention: Paul J. Meyer, Esq.
                           Telecopy:   602-263-5333

                           H & F Investors III, Inc.
                           One Maritime Plaza, 12th Fl.
                           San Francisco, California 94111
                           Attention: John L. Bunce, Jr.
                           Telecopy: 415-788-0176

                           Heller Ehrman
                           333 Bush Street
                           San Francisco, California 94104
                           Attention: Paul Mundies, Esq.
                           Telecopy: 415-772-6168

                      In the case of Seller:

                           General Electric Capital Corporation
                           260 Long Ridge Road
                           Stamford, Connecticut 06927
                           Attention: Nigel D.T. Andrews
                           Telecopy:   203-357-3095

                     With  copies to:

                           General Electric Capital Corporation
                           260 Long Ridge Road
                           Stamford, Connecticut 06927
                           Attention: Victor F. Guaglianone, Esq.
                           Telecopy:  203-357-6398

                    Weil, Gotshal & Manges
                    767 Fifth Avenue
                    New York, New York 10153
                    Attention:   Ted S. Waksman, Esq.
                    Telecopy:    212-310-8007

                  19. Entire Agreement. This Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

                  20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto, except that Purchaser may collaterally assign all of its interest under this Agreement to Purchaser's lenders who provide financing to facilitate Purchaser's acquisition of the Shares pursuant hereto and that Purchaser may assign its rights and obligations to purchase the Shares pursuant hereto to an affiliate under the control of Purchaser and/or H&F

Investors III, Inc., provided that Purchaser shall not be released from its obligations hereunder.

                  21. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  22. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the principles thereof relating to conflict of laws.

                  23. Expenses. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses, except that Purchaser shall pay the applicable filing fee in connection with the filings referred to in Sections 5(e) and 6(c) hereof.

                  24. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  25. Note. Purchaser confirms that it has received a demand note (the "Note") from Hellman & Freidman

Capital Partners III, L.P. in the principal amount of $10 million and that Purchaser hereby pledges to Seller, and grants to Seller a security interest in, the Note as security for the performance of Purchaser's obligations to consummate the purchase of the Shares hereunder. In the event Purchaser fails to perform such obligations hereunder, Seller shall be entitled to exercise in respect of the Note all rights and remedies of a secured party after default under the Uniform Commercial Code in effect in the State of New York. Upon the consummation of the purchase of the Shares hereunder, Purchaser shall be entitled to the return of the Note.

                  26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                           ELLER INVESTMENT COMPANY, INC.

                                           By /s/ Karl Eller
                                             ------------------------------
                                             Name: Karl Eller
                                             Title: Chairman

                                           GENERAL ELECTRIC CAPITAL CORPORATION

                                           By /s/ Kathryn A. Cassidy
                                             ------------------------------
                                             Name: Kathryn A. Cassidy
                                             Title: VP Finance